Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) to the use of the name Netherland, Sewell & Associates, Inc.; to the references to our reserves reports of Rice Drilling B LLC’s proved natural gas reserves estimates and future net revenue at December 31, 2012, and December 31, 2013; and to the references to our reserves reports of Alpha Shale Resources, LP’s proved natural gas reserves estimates and future net revenue at December 31, 2012, and December 31, 2013. We also consent to the incorporation by reference in this Registration Statement on Form S-3 to all references to us contained in such Registration Statement, including in the prospectuses under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

February 11, 2015